410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Achieves Record Results for the Second Quarter and Triples its Net Income

CHICAGO-(March 7, 2024) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its second quarter and first six-months of fiscal year 2024.

	Second Quarter			Year to Date
(in thousands, except per share amounts)	Ended January 31,			Ended January 31,
	2024	2023	Change	2024	2023	Change
Consolidated Results
Net Sales	$105,668	$101,669	4%	$217,106	$200,208	8%
Net Income Attributable to Oil-Dri	$12,382	$3,856	221%	$23,124	$9,097	154%
Net Income Attributable to Oil-Dri Excluding Nonrecurring Events †	$12,844	$5,833	120%	$23,586	$11,074	113%
Diluted EPS - Common	$1.70	$0.56	204%	$3.19	$1.34	138%
Diluted EPS - Common, Excluding Nonrecurring Events †	$1.77	$0.85	108%	$3.25	$1.63	99%
Business to Business
Net Sales	$36,234	$35,154	3%	$75,395	$68,841	10%
Segment Operating Income	$10,985	$7,734	42%	$22,108	$14,991	47%
Retail and Wholesale
Net Sales	$69,434	$66,515	4%	$141,711	$131,367	8%
Segment Operating Income	$11,877	$8,682	37%	$23,208	$16,256	43%
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am pleased to report another exceptional quarter, marked by growth in consolidated net sales, gross profit, and net income. Increased sales of renewable diesel and cat litter products pushed our revenues to record highs for the second quarter. Our strategic initiatives to improve gross margins yielded positive results in the second quarter of fiscal 2024 which generated cash to help fund the replacement of aging manufacturing assets. Our net income more than tripled in the second quarter of fiscal 2024, compared to the prior year. These achievements can be attributed to our team’s ongoing dedication and the diverse product offerings derived from our unique minerals. In the periods ahead, we remain committed to sustaining this momentum, investing in our manufacturing infrastructure, and delivering our value- added products and services to our loyal customers.”

Consolidated Results
Consolidated net sales reached $105.7 million, a 4% increase over the prior year, which was a record for the second quarter. This growth was primarily driven by elevated sales of fluids purification and cat litter products, including co-packaged items. Revenues from industrial & sports products remained flat, while sales from the animal health and agricultural businesses declined in the second quarter compared to last year. Higher prices across all principal products helped contribute to the improvement in net sales, as well as increased volumes within the Business to Business (“B2B”) Products Group.

Consolidated gross profit of $30.9 million was an all-time high for the second quarter, an increase of $7.9 million, or 34%, over the prior year. Gross margins expanded to 29.3% in fiscal 2024 from 22.6% in fiscal 2023. This increase was driven by higher selling prices across multiple products and improved product mix. During the three months ended January 31, 2024, domestic cost of goods sold per ton increased by 1% compared to the prior year. This was a result of higher per ton freight and non-fuel manufacturing costs, such as labor and repairs, which offset lower natural gas and packaging costs.

Selling, general and administrative (“SG&A”) expenses were $15.8 million during the second quarter of fiscal 2024 and remained relatively flat compared to the same period last year.

In the second quarter of fiscal 2024, consolidated operating income more than doubled to $15.2 million from $7.3 million in the second quarter of fiscal 2023.

Total other expense, net was $500,000 for the three months ended January 31, 2024 compared to total other expense, net of $2.3 million in the same period last year. In the second quarter of fiscal 2023, the Company recorded a reserve of $2.5 million for modification costs to address capacity issues at its sole landfill located in Ochlocknee, Georgia. In the second quarter of fiscal year 2024, the landfill reserve accrual was increased, but partially offset by higher interest income.

Income tax expense increased to $2.3 million in the second quarter of fiscal year 2024 compared to $1.2 million in the same period last year due to the Company’s higher taxable income.

The Company set a record for the highest second quarter net income attributable to Oil-Dri of $12.4 million in fiscal 2024, more than triple the prior year’s second quarter bottom line of $3.9 million. Excluding nonrecurring items, net income attributable to Oil-Dri for the second quarter of fiscal year 2024 was $12.8 million compared to $5.8 million in the same period last year, or a 120% increase.

Cash and cash equivalents for the three month period ending January 31, 2024, totaled $27.8 million compared to $14.0 million in the prior year. This $13.8 million increase was driven by higher earnings. Significant uses of cash during the second quarter of fiscal 2024 include capital investments for manufacturing infrastructure improvements and dividends.

Product Group Review
The Business to Business Products Group’s second quarter of fiscal 2024 revenues were $36.2 million, or 3% higher than the prior year, driven primarily from an increase in volume, and to a lesser extent, from higher prices. Elevated revenues from fluids purification products more than offset sales declines in the agricultural and animal health businesses. During the second quarter of fiscal 2024, revenues from fluid purification products reached a record $22.7 million, or a 19% increase over the prior year. This was primarily due to increased demand for renewable diesel, edible oil, and jet fuel products within North America, combined with higher prices in the region. The Company acquired several new customers as a result of the recently established renewable diesel plants within the U.S. which helped drive this growth. In the second quarter of fiscal 2024, sales of agricultural products were $9.3 million, or a 5% decrease from the prior year. This decline was a result of softer volumes. Amlan International, the Company’s animal health business, generated $4.2 million in sales during the second quarter of fiscal 2024, reflecting a 33% decrease from last year. Despite this decline, double digit revenue gains were achieved within North America where the Company has made significant investments to grow the business. Sales improved within this region through higher prices and increased demand of Sorbiam products. These gains were more than offset by revenue declines within Asia (including China), Latin America, and Mexico as a result of timing of orders and lower demand. Due to the transition from sales through Oil-Dri’s subsidiary in China to a master distributor model, future sales to China will be directly through the Company and captured under the Asia region.

During the second quarter of fiscal 2024, SG&A costs within the B2B Products Group increased by $200,000, or 7%, over the prior year. This was mainly driven by higher compensation-related expenses, partially offset by a reduction in the allocation of technical support costs.

Operating income for the B2B Products Group was $11.0 million in the second quarter of fiscal 2024 compared to $7.7 million in fiscal 2023, reflecting a 42% increase. This $3.3 million gain can be attributed to higher sales and a favorable product mix, partially offset by elevated SG&A expenses.

The Retail and Wholesale (“R&W”) Products Group’s second quarter revenues reached $69.4 million, a 4% increase over the prior year. This increase was driven by higher prices across product offerings. A significant portion of this growth can be attributed to record high sales from co-packaged coarse cat litter products. A combination of higher prices and the shift in the timing of sales from a key customer who was impacted by a cyberattack during the first quarter of fiscal 2024 generated these sales gains. In addition, domestic cat litter sales, excluding the Company’s co-packaged coarse cat litter business, grew to $50.2 million, or a 3% increase over the prior year. Higher prices across the domestic cat litter product portfolio drove the increase. Revenues from combined domestic branded and private label lightweight litter items rose 3% in the second quarter of fiscal 2024 versus the prior year. However, retail sales of these products grew 8% compared to the lightweight litter segment sales growth of 7% for the 13-week period ended January 27, 2024, according to third-party research data for retail sales1. While shipment growth trailed the lightweight litter segment consumption growth this quarter, the Company continued to increase its share of the lightweight litter segment. In addition, Oil-Dri expanded distribution of its newly launched EPA approved Cat’s Pride Antibacterial Clumping Litter. Sales of both branded and private label coarse cat litter increased during the second quarter compared to the same period last year. Domestic industrial and sports product revenues were $9.6 million in the second quarter of fiscal 2024 and flat compared to the prior year. Sales from the Company’s Canadian subsidiary also remained relatively flat in the three months ended January 31, 2024, compared to the same period last year. Slightly higher revenues from cat litter products were offset by softer sales from industrial floor absorbents.

During the second quarter of fiscal 2024, SG&A expenses within the R&W Products Group increased by $800,000 or 25% over the prior year. This was driven by higher advertising costs to promote Cat’s Pride lightweight litter, including the newly launched Cat’s Pride Antibacterial Clumping Litter product. The Company expects advertising costs for the full fiscal year 2024 to be higher than fiscal year 2023, though spread more evenly over four quarters.

Operating income for the R&W Products Group reached $11.9 million in the second quarter of fiscal year 2024 compared to $8.7 million in the prior year, reflecting a 37% increase. This $3.2 million increase can be attributed to higher sales, partially offset by increased cost of goods sold and SG&A expenses.

Oil-Dri will host its second quarter of fiscal year 2024 earnings discussion via a live webcast on Friday, March 8, 2024 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.
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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended January 27, 2024, for the U.S. xAOC+Pet Supers market. Copyright © 2024 NielsenIQ.

“Oil-Dri”, “Cat’s Pride”, “Sorbiam”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially, including, but not limited to, those described in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2024 and our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Second Quarter Ended January 31,
	2024	% of Sales	2023	% of Sales
Net Sales	$105,668	100.0%	$101,669	100.0%
Cost of Goods Sold	(74,726)	(70.7)%	(78,653)	(77.4)%
Gross Profit	30,942	29.3%	23,016	22.6%
Selling, General and Administrative Expenses	(15,777)	(14.9)%	(15,710)	(15.5)%
Operating Income	15,165	14.4%	7,306	7.2%
Other Expense, Net	(483)	(0.5)%	(2,267)	(2.2)%
Income Before Income Taxes	14,682	13.9%	5,039	5.0%
Income Taxes Expense	(2,300)	(2.2)%	(1,193)	(1.2)%
Net Income	12,382	11.7%	3,846	3.8%
Net Loss Attributable to Noncontrolling Interest	—	—%	(10)	—%
Net Income attributable to Oil-Dri	$12,382	11.7%	$3,856	3.8%

Net Income Per Share: Basic Common	$1.84		$0.58
Basic Class B	$1.38		$0.44
Diluted Common	$1.70		$0.56
Diluted Class B	$1.38		$0.43
Avg Shares Outstanding: Basic Common	4,883		4,829
Basic Class B	1,977		1,964
Diluted Common (1)	6,860		4,965
Diluted Class B	1,977		1,985

(1) Please see Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended January 31, 2024.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended January 31,
	2024	% of Sales	2023	% of Sales
Net Sales	$217,106	100.0%	$200,208	100.0%
Cost of Goods Sold	(155,173)	(71.5)%	(154,882)	(77.4)%
Gross Profit	61,933	28.5%	45,326	22.6%
Selling, General and Administrative Expenses	(33,612)	(15.5)%	(31,451)	(15.7)%
Operating Income	28,321	13.0%	13,875	6.9%
Other Expense, Net	(809)	(0.4)%	(2,399)	(1.2)%
Income Before Income Taxes	27,512	12.7%	11,476	5.7%
Income Taxes Expense	(4,388)	(2.0)%	(2,400)	(1.2)%
Net Income	23,124	10.7%	9,076	4.5%
Net Loss Attributable to Noncontrolling Interest	—	—%	(21)	—%
Net Income Attributable to Oil-Dri	$23,124	10.7%	$9,097	4.5%

Net Income Per Share: Basic Common	$3.44		$1.37
Basic Class B	$2.58		$1.03
Diluted Common	$3.19		$1.34
Diluted Class B	$2.58		$1.02
Avg Shares Outstanding: Basic Common	4,856		4,817
Basic Class B	1,971		1,953
Diluted Common (1)	6,827		4,937
Diluted Class B	1,971		1,975

(1) Please see Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six-months ended January 31, 2024.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of January 31,
	2024	2023
Current Assets
Cash and Cash Equivalents	$27,800	$13,951
Accounts Receivable, Net	59,336	57,179
Inventories	46,230	37,938
Prepaid Expenses and Other Assets	6,067	7,602
Total Current Assets	139,433	116,670
Property, Plant and Equipment, Net	125,027	114,597
Other Noncurrent Assets	31,692	24,777
Total Assets	$296,152	$256,044

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	12,009	11,048
Dividends Payable	1,963	1,858
Other Current Liabilities	31,191	35,635
Total Current Liabilities	46,163	49,541
Noncurrent Liabilities
Notes Payable	30,851	31,809
Other Noncurrent Liabilities	23,100	17,720
Total Noncurrent Liabilities	53,951	49,529
Stockholders' Equity	196,038	156,974
Total Liabilities and Stockholders' Equity	$296,152	$256,044

Book Value Per Share Outstanding	$28.72	$23.19

Acquisitions of:
Property, Plant and Equipment
Second Quarter	$7,482	$5,903
Year To Date	$15,546	$12,640
Depreciation and Amortization Charges
Second Quarter	$4,486	$3,751
Year To Date	$8,854	$7,274

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Six Months Ended
	January 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$23,124	$9,076
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	8,854	7,274
Increase in Accounts Receivable	(64)	(5,738)
Increase in Inventories	(3,666)	(2,717)
(Increase) Decrease in Prepaid Expenses	(3,217)	626
(Decrease) Increase in Accounts Payable	(3,243)	180
(Decrease) Increase in Accrued Expenses	(7,582)	3,891
Other	3,739	1,625
Total Adjustments	(5,179)	5,141
Net Cash Provided by Operating Activities	17,945	14,217

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(15,546)	(12,640)
Other	—	5
Net Cash Used in Investing Activities	(15,546)	(12,635)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(3,889)	(3,711)
Purchases of Treasury Stock	(2,575)	(225)
Net Cash Used In Financing Activities	(6,464)	(3,936)

Effect of exchange rate changes on Cash and Cash Equivalents	111	7

Net Decrease in Cash and Cash Equivalents	(3,954)	(2,347)
Cash and Cash Equivalents, Beginning of Period	31,754	16,298
Cash and Cash Equivalents, End of Period	$27,800	$13,951

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Second Quarter		Year to Date
	Ended January 31,		Ended January 31,
	2024	2023	2024	2023
CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$12,382	$3,856	$23,124	$9,097
Landfill Modification Loss, Net of Tax	$462	$1,977	$462	$1,977
Non-GAAP: Net Income Attributable to Oil-Dri excluding Nonrecurring Events	$12,844	$5,833	$23,586	$11,074

GAAP: Diluted EPS - Common	$1.70	$0.56	$3.19	$1.34
Landfill Modification Loss, Net of Tax	$0.07	$0.29	$0.06	$0.29
Non-GAAP: Diluted EPS - Common, excluding Nonrecurring Events	$1.77	$0.85	$3.25	$1.63